Exhibit 4.29
English Translation
Supplementary Agreement No. 1 to
the Amended and Restated Call Option Agreement
     This Supplementary Agreement No. 1 (“this Agreement”) is entered into among the following parties in Beijing on June 19, 2008:

Party A:	AirMedia Technology (Beijing) Co., Ltd.

Party B:	Guo Man, Wang Zhenyu, Xu Qing, Zhang Xiaoya and Beijing Shengshi Lianhe Advertising Co., Ltd.

Party C:	Beijing AirMedia Advertising Co., Ltd.
WHEREAS:
(1)	Parties A, B and C signed the Amended and Restated Call Option Agreement on June 14, 2007 (“Original Agreement”);
(2)	The registered capital of Party C was increased from RMB 10 million to RMB 50 million on June 19, 2008;
(3)	After Party C has increased its registered capital, the respective shareholding of each person of Party B in Party C became: Guo Man holds 1.615% equity interests; Wang Zhenyu holds 1.218% equity interests; Xu Qing holds 0.241% equity interests; Zhang Xiaoya holds 0.166% equity interests and Beijing Shengshi Lianhe Advertising Co., Ltd. holds 96.76% equity interests.
     Now therefore, after friendly negotiation among Parties A, B and C, the Original Agreement shall be amended, and each of the party agrees on the following the terms and conditions:
1.	Article no. 1 under the recital part of the Original Agreement starting with “WHEREAS” shall be amended to “Guo Man, Wang Zhenyu, Xu Qing and Zhang Xiaoya, each of which being a citizen of the People’s Republic of China (“China”, solely for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan), Beijing Shengshi Lianhe Advertising Co., Ltd., a limited liability company incorporated in Beijing under the laws of the People’s Republic of China, respectively hold 1.615%, 1.218%, 0.241%, 0.166 and 96.76% equity interests in Party C.
2.	Upon effectiveness of this Agreement, in case of any difference in terms between the Original Agreement and this Agreement, this Agreement shall prevail; terms absent from this Agreement shall be governed by the Original Agreement.
3.	This Agreement is effective upon the signature by all parties to this Agreement. This Agreement shall be signed in six counterparts, and each party shall keep one counterpart. All counterparts shall have the same legal effect.
[No text below]

Party A: AirMedia Technology (Beijing) Co., Ltd.
Common seal: AirMedia Technology (Beijing) Co., Ltd. (Seal)
Party B:
Signature: /s/ Guo Man
Signature: /s/ Wang Zhenyu
Signature: /s/ Xu Qing
Signature: /s/ Zhang Xiaoya
Beijing Shengshi Lianhe Advertising Co., Ltd.
Common seal: Beijing Shengshi Lianhe Advertising Co., Ltd. (Seal)]
Party C: Beijing AirMedia Advertising Co., Ltd.
Common seal: Beijing AirMedia Advertising Co., Ltd. (Seal)

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